Thrivent Core Funds

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

February 28, 2022

Thrivent Core Funds

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

Ladies and Gentlemen:

As counsel to Thrivent Core Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”), I have been asked to render an opinion in connection with the Trust’s Post-Effective Amendment No. 18 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 333-218855) to be filed by the Trust with the Securities and Exchange Commission.

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Trust has been duly organized and validly exists pursuant to the laws of the State of Delaware; and

2.

The shares of beneficial interest of the Trust, which are described in the foregoing Registration Statement, will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ John D. Jackson
John D. Jackson
Secretary and Chief Legal Officer